Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121940, 333-102765, 333-102764 and 333-85194) of Carmike Cinemas, Inc. of our report dated August 3, 2006, except for the effects of the discontinued operations as described in Note 11 to the financial statements to which the date is March 17, 2008 relating to the consolidated statements of operations and cash flows for the year ended December 31, 2005, which appears in the Form 10-K for the year ended December 31, 2007.

PricewaterhouseCoopers LLP

Atlanta, Georgia

March 17, 2008